SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
       (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*







                     Plains Exploration & Production Company
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    726505100
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                October 9, 2008
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   726505100
           ---------------------

--------------------------------------------------------------------------------
    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

             Tudor Investment Corporation
        -----------------------------------------------------------------------
             22-2514825
        -----------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)   Check the  Appropriate  Box if a Member of a Group (See  Instructions)
         (a)
            -------------------------------------------------------------------
         (b)  X
            -------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)   SEC Use Only
                          -----------------------------------------------------
--------------------------------------------------------------------------------
    4)   Citizenship or Place of Organization      Delaware
                                              ---------------------------------
--------------------------------------------------------------------------------
                (5)  Sole Voting Power                    0
                                       -----------------------------------------
Number of       ----------------------------------------------------------------
Shares          (6)  Shared Voting Power            410,843
Beneficially                             ---------------------------------------
Owned by Each   ----------------------------------------------------------------
Reporting       (7)  Sole Dispositive Power               0
Person With                                 ------------------------------------
                ----------------------------------------------------------------
                (8)  Shared Dispositive Power       410,843
                                              ----------------------------------
--------------------------------------------------------------------------------
                 9)  Aggregate Amount Beneficially Owned by Each Reporting
                     Person                           410,843
                                                 -------------------------------
--------------------------------------------------------------------------------
   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                              -------------------------------------------------
--------------------------------------------------------------------------------
   11)   Percent of Class Represented by Amount in Row 9         0.4%
                                                         ----------------------
--------------------------------------------------------------------------------
   12)   Type of Reporting Person (See Instructions)        CO
                                                    ----------------------------
--------------------------------------------------------------------------------

CUSIP No.   726505100
           ---------------------

--------------------------------------------------------------------------------
    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

             Paul Tudor Jones, II
        -----------------------------------------------------------------------

        -----------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)   Check the  Appropriate  Box if a Member of a Group (See  Instructions)
         (a)
            -------------------------------------------------------------------
         (b)  X
            -------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)   SEC Use Only
                          -----------------------------------------------------
--------------------------------------------------------------------------------
    4)   Citizenship or Place of Organization      USA
                                              ---------------------------------
--------------------------------------------------------------------------------
                (5)  Sole Voting Power                    0
                                       -----------------------------------------
Number of       ----------------------------------------------------------------
Shares          (6)  Shared Voting Power            410,843
Beneficially                             ---------------------------------------
Owned by Each   ----------------------------------------------------------------
Reporting       (7)  Sole Dispositive Power               0
Person With                                 ------------------------------------
                ----------------------------------------------------------------
                (8)  Shared Dispositive Power       410,843
                                              ----------------------------------
--------------------------------------------------------------------------------
                 9)  Aggregate Amount Beneficially Owned by Each Reporting
                     Person                         410,843
                                                 -------------------------------
--------------------------------------------------------------------------------
   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                              -------------------------------------------------
--------------------------------------------------------------------------------
   11)   Percent of Class Represented by Amount in Row 9         0.4%
                                                         ----------------------
--------------------------------------------------------------------------------
   12)   Type of Reporting Person (See Instructions)        IN
                                                     ---------------------------
--------------------------------------------------------------------------------

CUSIP No.   726505100
           ---------------------

--------------------------------------------------------------------------------
    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

             James J. Pallotta
        -----------------------------------------------------------------------

        -----------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)   Check the  Appropriate  Box if a Member of a Group (See  Instructions)
         (a)
            -------------------------------------------------------------------
         (b)  X
            -------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)   SEC Use Only
                          -----------------------------------------------------
--------------------------------------------------------------------------------
    4)   Citizenship or Place of Organization      USA
                                              ---------------------------------
--------------------------------------------------------------------------------
                (5)  Sole Voting Power                    0
                                       -----------------------------------------
Number of       ----------------------------------------------------------------
Shares          (6)  Shared Voting Power            410,843
Beneficially                             ---------------------------------------
Owned by Each   ----------------------------------------------------------------
Reporting       (7)  Sole Dispositive Power               0
Person With                                 ------------------------------------
                ----------------------------------------------------------------
                (8)  Shared Dispositive Power       410,843
                                              ----------------------------------
--------------------------------------------------------------------------------
                 9)  Aggregate Amount Beneficially Owned by Each Reporting
                     Person                         410,843
                                                 -------------------------------
--------------------------------------------------------------------------------
   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
   11)   Percent of Class Represented by Amount in Row 9         0.4%
                                                         ----------------------
--------------------------------------------------------------------------------
   12)   Type of Reporting Person (See Instructions)        IN
                                                     ---------------------------
--------------------------------------------------------------------------------

CUSIP No.   726505100
           ---------------------

--------------------------------------------------------------------------------
    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

         The Tudor BVI Global Portfolio L.P.
         ----------------------------------------------------------------------

         ----------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)   Check the  Appropriate  Box if a Member of a Group (See  Instructions)
         (a)
            -------------------------------------------------------------------
         (b)  X
            -------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)   SEC Use Only
                          -----------------------------------------------------
--------------------------------------------------------------------------------
    4)   Citizenship or Place of Organization      Cayman Islands
                                               ---------------------------------
--------------------------------------------------------------------------------
                (5)  Sole Voting Power                    0
                                       -----------------------------------------
Number of       ----------------------------------------------------------------
Shares          (6)  Shared Voting Power            115,373
Beneficially                             ---------------------------------------
Owned by Each   ----------------------------------------------------------------
Reporting       (7)  Sole Dispositive Power               0
Person With                                 ------------------------------------
                ----------------------------------------------------------------
                (8)  Shared Dispositive Power       115,373
                                              ----------------------------------
--------------------------------------------------------------------------------
    9)   Aggregate Amount Beneficially Owned by Each Reporting Person  115,373
                                                                     -----------
--------------------------------------------------------------------------------
   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                              -------------------------------------------------
--------------------------------------------------------------------------------
   11)   Percent of Class Represented by Amount in Row 9         0.1%
                                                         ----------------------
--------------------------------------------------------------------------------
   12)   Type of Reporting Person (See Instructions)        PN
                                                    ----------------------------
--------------------------------------------------------------------------------

CUSIP No.   726505100
           ---------------------

--------------------------------------------------------------------------------
    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

         The Raptor Global Portfolio Ltd.
         -----------------------------------------------------------------------

         -----------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)   Check the  Appropriate  Box if a Member of a Group (See  Instructions)
         (a)
            -------------------------------------------------------------------
         (b)  X
            -------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)   SEC Use Only
                          -----------------------------------------------------
--------------------------------------------------------------------------------
    4)   Citizenship or Place of Organization      Cayman Islands
                                              ---------------------------------
--------------------------------------------------------------------------------
                (5)  Sole Voting Power                    0
                                       -----------------------------------------
Number of       ----------------------------------------------------------------
Shares          (6)  Shared Voting Power            292,407
Beneficially                             ---------------------------------------
Owned by Each   ----------------------------------------------------------------
Reporting       (7)  Sole Dispositive Power               0
Person With                                 ------------------------------------
                ----------------------------------------------------------------
                (8)  Shared Dispositive Power       292,407
                                              ----------------------------------
--------------------------------------------------------------------------------
    9)   Aggregate Amount Beneficially Owned by Each Reporting Person  292,407
                                                                     -----------
--------------------------------------------------------------------------------
   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                              -------------------------------------------------
--------------------------------------------------------------------------------
   11)   Percent of Class Represented by Amount in Row 9         0.3%
                                                         ----------------------
--------------------------------------------------------------------------------
   12)   Type of Reporting Person (See Instructions)        CO
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.   726505100
           ---------------------

--------------------------------------------------------------------------------
    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

         The Altar Rock Fund L.P.
         -----------------------------------------------------------------------
         06-1558414
         -----------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)   Check the  Appropriate  Box if a Member of a Group (See  Instructions)
         (a)
            -------------------------------------------------------------------
         (b)  X
            -------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)   SEC Use Only
                          -----------------------------------------------------
--------------------------------------------------------------------------------
    4)   Citizenship or Place of Organization      Delaware
                                              ---------------------------------
--------------------------------------------------------------------------------
                (5)  Sole Voting Power                    0
                                       -----------------------------------------
Number of       ----------------------------------------------------------------
Shares          (6)  Shared Voting Power              3,063
Beneficially                             ---------------------------------------
Owned by Each   ----------------------------------------------------------------
Reporting       (7)  Sole Dispositive Power               0
Person With                                 ------------------------------------
                ----------------------------------------------------------------
                (8)  Shared Dispositive Power         3,063
                                              ----------------------------------
--------------------------------------------------------------------------------
    9)   Aggregate Amount Beneficially Owned by Each Reporting Person    3,063
                                                                     -----------
--------------------------------------------------------------------------------
   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
   11)   Percent of Class Represented by Amount in Row 9         0.003%
                                                         ----------------------
--------------------------------------------------------------------------------
   12)   Type of Reporting Person (See Instructions)        PN
                                                     ---------------------------
--------------------------------------------------------------------------------

Item 1(a).  Name of Issuer:

            Plains Exploration & Production Company

Item 1(b).  Address of Issuer's Principal Executive Offices:

            700 Milam Street, Suite 3100
            Houston, TX  77002

Item 2(a).  Name of Person Filing:

            Tudor Investment Corporation ("TIC")
            Paul Tudor Jones, II
            James J. Pallotta
            The Tudor BVI Global Portfolio L.P. ("BVI Portfolio")
            The Raptor Global Portfolio Ltd. ("Raptor Portfolio")
            The Altar Rock Fund L.P. ("Altar Rock")

Item 2(b).  Address of Principal Business Office or, if none, Residence:

            The principal business office of each of TIC is:

                  1275 King Street
                  Greenwich, CT 06831

            The principal business office of Mr. Jones and Altar Rock is:

                  c/o Tudor Investment Corporation
                  1275 King Street
                  Greenwich, CT 06831

            The principal business office of Mr. Pallotta is:

                  c/o Tudor Investment Corporation
                  50 Rowes Wharf, 6th Floor
                  Boston, MA 02110

            The principal business office of each of BVI Portfolio and Raptor Portfolio is:

                  c/o CITCO
                  Kaya Flamboyan 9
                  P.O. Box 4774
                  Curacao, Netherlands Antilles

Item 2(c).  Citizenship:

            TIC is a Delaware corporation.
            Messrs. Jones and Pallotta are citizens of the United States. BVI Portfolio is a limited partnership and Raptor Portfolio is a company, each organized under the laws of the Cayman Islands. Altar Rock is a Delaware limited partnership.

Item 2(d). Title of Class of Securities:

           Common Stock, par value $0.01

Item 2(e). CUSIP Number:

           726505100

Item 3. If  this  statement  is  filed  pursuant  to  Rules  13d-1(b),   or
        13d-2(b), check whether the person filing is a:
        (a) [ ] Broker or Dealer  registered  under  section 15 of the Act
        (b) [ ] Bank  as  defined  in  section  3(a)(6)  of the  Act
        (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
        (d) [ ] Investment Company registered under section 8 of the Investment Company Act
        (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
        (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
        (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
        (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4. Ownership (As of October 16, 2008).

        (a) Amount Beneficially Owned: See Item 9 of cover pages

        (b) Percent of Class: See Item 11 of cover pages

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote
                                                See Item 5 of cover pages
                                               -----------------------------
            (ii)  shared power to vote or to direct the vote
                                                See Item 6 of cover pages
                                               -----------------------------
            (iii) sole power to dispose or to direct the disposition of
                                                See  Item 7 of  cover pages
                                               -----------------------------
            (iv)  shared power to dispose or to direct the disposition of
                                                See  Item 8 of cover pages
                                               -----------------------------

               The shares of Common Stock reported herein as beneficially owned are owned directly by BVI Portfolio (115,373 shares), Raptor Portfolio (292,407 shares), and Altar Rock (3,063 shares). Because TIC provides investment advisory services to BVI Portfolio, Raptor Portfolio, and is the general partner of Altar Rock, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. Because Mr. Jones is the controlling shareholder of TIC, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC. Mr. Jones expressly disclaims such beneficial ownership. Because Mr. Pallotta is the portfolio manager of TIC responsible for investment decisions with respect to the shares of Common Stock reported herein, Mr. Pallotta may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC. Mr. Pallotta expressly disclaims such beneficial ownership.


Item 5. Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not applicable

Item 8. Identification and Classification of Members of the Group.

            See cover pages

Item 9. Notice of Dissolution of Group.

            Not applicable

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                 Dated:      October 17, 2008


                                      TUDOR INVESTMENT CORPORATION


                                      By:      /s/ Stephen N. Waldman
                                           ----------------------------------
                                           Stephen N. Waldman
                                           Managing Director and Associate
                                             General Counsel




                                           /s/ Paul Tudor Jones, II
                                      ---------------------------------------
                                           Paul Tudor Jones, II



                                           /s/ James J. Pallotta
                                      ---------------------------------------
                                           James J. Pallotta


               (remainder of page intentionally left blank)

                                      THE TUDOR BVI GLOBAL PORTFOLIO L.P

                                      By:   Tudor BVI GP Ltd.
                                      Its:  General Partner

                                      By:   Tudor Investment Corporation,
                                            Trading Advisor

                                           By:    /s/ Stephen N. Waldman
                                              -------------------------------
                                              Stephen N. Waldman
                                              Managing Director and Associate
                                                General Counsel



                                      THE RAPTOR GLOBAL PORTFOLIO LTD.

                                      By:  Tudor Investment Corporation,
                                      Its: Investment Adviser


                                           By:    /s/ Stephen N. Waldman
                                              -------------------------------
                                              Stephen N. Waldman
                                              Managing Director and Associate
                                                General Counsel

                                      THE ALTAR ROCK FUND L.P.

                                      By:  Tudor Investment Corporation,
                                      Its: General Partner


                                           By:    /s/ Stephen N. Waldman
                                              -------------------------------
                                              Stephen N. Waldman
                                              Managing Director and Associate
                                                General Counsel





                                     Page 11